EXHIBIT 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the Effective Time of the Merger as stated in the Agreement and Plan of Merger dated November 12, 2003 among CyberGuard Corporation, SnapGear Acquisition Corporation and SnapGear Inc. (all as defined in the Agreement and Plan of Merger) (the “Effective Date”) by and between SnapGear Pty Ltd., an Australian corporation (the “Company”) and Peter Cronk (the “Employee”).

WHEREAS, the Company desires to retain the services of Employee, and Employee desires to be retained by the Company, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby employs Employee as an employee of the Company and Employee hereby accepts employment, upon the terms of and subject to this Agreement.

2. Term. The term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue for a period of two years in accordance with the terms hereof. This Agreement may be renewed upon a written agreement signed by both parties hereto.

3. Duties. The Employee’s position will be a Vice President. During his employment hereunder, Employee will serve in such capacity and with such duties as shall be assigned from time to time by the Chief Executive Officer of the Company. Employee shall diligently perform such duties and shall devote the substantial portion of his business time to his employment and his duties hereunder and shall not during the Term, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee or agent of any other person, firm or business organization engage in any other business activities or pursuits requiring his personal service that materially conflict with his duties hereunder or the diligent performance of such duties, except as may be permitted by paragraph 10 hereof.

4. Compensation.

a.	Salary. During his employment hereunder Employee shall be paid a salary of one hundred twenty-four thousand five hundred Australian Dollars (A$124,500) per year, payable in equal installments not less than monthly (“Base Salary”). The Employee’s salary shall be reviewed at least annually by the Board of Directors of the Company (the “Board”) or any committee of the Board delegated the authority to review executive compensation.

b.	Bonus. In addition to salary, Employee shall, through June 30, 2004, be entitled to be paid a performance bonus of twelve thousand eight hundred fifty Australian dollars (A$12,850) per quarter, and an annual bonus payment of $51,400 in the event the Company’s sales of the SnapGear Products reach the targets set forth in the Bonus Scheme detailed in Exhibit A attached hereto. After July 1, 2004, the Employee shall be entitled to participate in a new bonus program with new targets, all as established by the Company.

c.	Options. The Employee will be proposed for a grant of 25,000 shares of common stock of CyberGuard Corporation to be granted in calendar year 2003 with the terms and conditions as set by the Board of Directors of CyberGuard Corporation. In addition, while employed at the Company, the Employee shall be entitled to participate in the CyberGuard Corporation’s Stock Option Plan.

d.	Leave. Annual leave will be provided under applicable legislation of a State or Territory of Australia. Paid sick leave will be provided, up to a maximum of 10 days, subject to the Employee providing a certificate of ill health or injury from a qualified medical practitioner if requested by the Company to do so.

e.	Expense Reimbursement. Employee shall, upon submission of appropriate supporting documentation, be entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties hereunder in accordance with policies established by the Company.

f.	Superannuation. The Company will make superannuation contributions on behalf of the Employee to such fund as the employee nominates to it in writing or, failing any nomination, to such fund or other entity as is specified by applicable Australian legislation, at the rate necessary from time to time to permit the Company to meet the requirements of that legislation.

g.	Moving Expenses. In the event that the Company requires the Employee to relocate to the United States of America, the Company agrees to pay up to A$20,000 in pre-approved moving expenses.

5. Grounds for Termination by the Company. The Company may terminate this Agreement for Cause (as defined below) or, upon three (3) months prior written notice, the Company may terminate this Agreement without Cause. In lieu of giving such three (3) months prior written notice, the Company may make a lump sum payment equal to three (3) months of Employee’s Base Salary upon termination. As used herein, “Cause” shall mean any of the following: (i) an act of willful misconduct or gross negligence by Employee in the performance of his material duties or obligations to the Company; if such act is capable of cure, Employee shall be given written notice and such act shall not be deemed a basis for Cause if cured within 60 days after written notice is received by Employee specifying the alleged failure in reasonable detail (and during such 60 day period, Employee shall continue to be employed by the Company at full pay), or (ii) conviction of Employee of a felony involving moral turpitude or (iii) a material act of dishonesty or breach of trust on the part of Employee resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company.

6. Termination by Employee. Employee may terminate this Agreement at anytime with or without reason on 30 days’ prior written notice.

7. Payment and Other Provisions Upon Termination.

a. In the event Employee’s employment with the Company (including its subsidiaries) is terminated by the Company for Cause as provided in Paragraph 5 of this Agreement, then, on or before Employee’s last day of employment with the Company, the Company shall pay in a lump sum to Employee at the time of Employee’s termination an amount equal the unpaid salary due to the Employee for services performed prior to the date of termination of employment. Any and all other rights granted to Employee under this Agreement shall terminate as of the date of termination. This same provision shall apply if Employee terminates his employment with the Company, with or without reason.

b. In the event that Employee’s employment with the Company is terminated by the Employee for Good Reason (as defined below), Employee shall be entitled to a lump sum payment equal to three (3) months of Employee’s Base Salary payable within twenty (20) business days of such termination. As used herein, “Good Reason” shall mean: (i) material diminution in the nature or scope of the Employee’s responsibilities, duties or authority, but excluding for these purposes an isolated and insubstantial action not taken in bad faith which is remedied by Company promptly after receipt of notice thereof given by Employee and actions taken by the Company related to Employee’s performance of assigned duties; (ii) a material reduction in the compensation payable to the Employee; and (iii) relocation of the Employee’s principal worksite more than 50 miles from its current site, without Employee’s agreement in writing.

c. Regardless of the circumstances of termination of employment, the Company shall pay Employee the value of all accrued but unused vacation time.

8. Termination by Reason of Death. If Employee shall die while employed by the Company during the Term, all Employee’s rights under this Agreement shall terminate with the payment of such amounts of annual Base Salary as have accrued but remain unpaid through the month in which his death occurs. Notwithstanding the foregoing, upon the death of Employee, the Company shall pay Employee’s estate the value of all accrued but unused vacation time.

9. Termination by Disability. Employee’s employment hereunder may be terminated by the Company forthwith in the event of Disability (as defined below). In such event, all Employee’s rights shall be governed by the applicable disability policies of the Company as then in effect and all Employee’s rights under this Agreement shall terminate. Notwithstanding the foregoing, upon the Disability of Employee, the Company shall pay Employee’s estate the value of all accrued but unused vacation time. For purposes of this Agreement, “Disability” shall mean that, as a result of Employee’s incapacity due to physical or mental illness or similar incapacity: (a) Employee shall have been absent from his duties hereunder on a substantially full-time basis for six (6) consecutive months; and (b) within thirty (30) days after the Company notifies Employee in writing that it intends to replace him, Employee shall not have returned to the performance of his duties hereunder on a full-time basis.

10. Non-competition.

a. At all times during Employee’s employment hereunder, and for a period equal to the longer of (i) one (1) year after termination of employment with the Company or (ii) three (3) years from the Effective Date, Employee shall not, directly or indirectly, engage in any business, (except where approved by the Company in writing in advance), whether as owner, operator, shareholder (except as a holder of not more than five percent (5%) of the outstanding stock of any company traded on a national securities exchange or actively traded in a national over-the-counter market), director, partner, creditor, consultant, agent, employee or in any other capacity whatsoever that manufactures products or provides services that compete, in any material respect, directly with products or services of the Company (its affiliates, parents, subsidiaries or predecessors in interest) or markets such products anywhere in the world where the Company (its affiliates, parents, subsidiaries or predecessors in interest) (i) is engaged in business or (ii) has evidenced an intention of engaging in business and for which the Company, its affiliates, parents, or its subsidiaries prepared a business plan or study or committed resources of the Company to investigate on or before the date of termination of Employee’s employment. Employee acknowledges that he has read the foregoing and agrees that the nature of the geographical restrictions are reasonable given the international nature of the Company’s business.

In the event that these geographical or temporal restrictions are judicially determined to be unreasonable, the parties agree that these restrictions shall be judicially reformed to the maximum restrictions which are reasonable.

b. Notwithstanding the provisions of the preceding Paragraph 10a., Employee may accept employment with a company that would be deemed to be a competitor of the Company (its affiliates, parents, subsidiaries or predecessors in interest) as described in the previous sentence (“Competitor”), so long as (i) the Competitor has had annual revenues of at least $1 billion in each of the prior two fiscal years, (ii) the Competitor’s revenues for products and maintenance in direct competition with the Company does not exceed 50% of its total revenues and (iii) Employee’s responsibilities are solely for divisions or subsidiaries of the Competitor that do not compete with the Company (its affiliates, subsidiaries or predecessors in interest).

11. Non-solicitation of Employees and Customers. At all times during Employee’s employment hereunder and for a period equal to the longer of (i) one (1) year after termination of employment with the Company or (ii) three (3) years from the Effective Date, Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) attempt to employ, employ or enter into any contractual arrangement with any employee or former employee of the Company, its affiliates, parents, subsidiaries or predecessors in interest, unless such employee or former employee has not been employed by the Company, its affiliates, parents, subsidiaries or predecessors in interest during the twelve months prior to Employee’s attempt to employ him, except that this paragraph 11 shall not apply to (x) any family members of Employee or to (y) any real estate or similar investment venture the Employee plans to undertake with Robert B. Waldie, Richard S.J. Stevenson, Peter Cronk or Matthew Ramsay; provided, however, that the Employee obtains a prior written approval from the Company, which will not be unreasonably withheld or (b) call on or solicit any of the actual or targeted prospective customers of the Company or its affiliates, subsidiaries or predecessors in interest with respect to any matters related to or competitive with the business of the Company.

12. Confidentiality.

a.	Nondisclosure. Employee acknowledges and agrees that the Confidential Information (as defined below) is a valuable, special and unique asset of the Company’s business. Accordingly, except in connection with the performance of his duties hereunder, Employee shall not at any time during or subsequent to the term of his employment hereunder disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity any proprietary or confidential information relating to the Company or any information concerning the Company’s financial condition, business line, business strategy or prospects, the Company’s customers, the design, research, development, manufacture, marketing or sale of the Company’s products, or the Company’s methods of operating its business, or intellectual property of any kind, which shall include, without limitation, inventions, improvements, discoveries, creations, computer programs, computer hardware, design specifications, concepts, formulas, trade secrets, ideas, processes, know-how, methods, proprietary data, software code, source code, products, future products, techniques, any and all derivative works therefrom and any and all patents and copyrights therein or any improvements thereof (collectively “Confidential Information”). Confidential Information shall not include information which, at the time of disclosure, is known or available to the general public by publication or otherwise through no act or failure to act on the part of Employee.

b.	Return of Confidential Information. Upon termination of Employee’s employment, for whatever reason and whether voluntary or involuntary, or at any time at the request of the Company, Employee shall promptly return all Confidential Information in the possession or under the control of Employee to the Company and shall not retain any copies or other reproductions or extracts thereof. Employee shall at any time at the request of the Company destroy or have destroyed all memoranda, notes, reports, and documents, whether in “hard copy” form or as stored on magnetic or other media, and all copies and other reproductions and extracts thereof, prepared by Employee and shall provide the Company with a certificate that the foregoing materials have in fact been returned or destroyed.

c.	Books and Records. All books, records and accounts whether prepared by Employee or otherwise coming into Employee’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon termination of Employee’s employment hereunder or upon the Company’s request at any time.

13. Injunction/Specific Performance Setoff. Employee acknowledges that a breach of any of the provisions of Paragraphs 10, 11 and 12 hereof would result in immediate and irreparable injury to the Company which cannot be adequately or reasonably compensated at law. Therefore, Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, to a decree of specific performance and to a temporary and permanent injunction, without the posting of a bond, enjoining and restraining such breach by Employee or his agents, either directly or indirectly, and that such right to injunction shall be cumulative to whatever other remedies for actual damages to which the Company is entitled. Employee further acknowledges that the Company may have additional remedies set forth in other agreements that may be in effect between Employee and the Company that are available to the Company in the event of a breach of any or all of the provisions of Paragraphs 10, 11 and 12 hereof and that nothing herein shall be deemed a waiver of such remedies set forth in such other agreements.

14. Copyright and Other Intellectual Property. All works, designs, written material, ideas, inventions and the like produced or developed by the Employee in the course of the employment remain the property of the Company.

15. Severability. Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16. Successors. This Agreement shall inure to the benefit of the Company and any permitted successor of the Company. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by: Employee or anyone claiming through Employee; or by the Company, except to any corporation which is the successor in interest to the Company by reason of a merger, consolidation, share exchange or sale of substantially all of the assets of the Company.

17. Notices. Any notice required or permitted to be given hereunder shall be written and sent by registered or certified mail, telecommunicated or hand delivered at the address set forth herein or to any other address of which notice is given:

To the Company:	SnapGear Pty Ltd.
c/o CyberGuard Corporation
2000 West Commercial Boulevard
Fort Lauderdale, Florida 33309
Attention: Chief Executive Officer

To Employee:	To the address listed for
Employee in the records of the Company

18. Survivability. Notwithstanding the provisions of Paragraph 2, the provisions of Paragraphs 10, 11, 12 and 13 shall survive the expiration or early termination of this Agreement.

19. Miscellaneous. This Agreement constitutes the entire agreement between the parties hereto on the subject matter hereof and may not be modified without the written agreement of both parties hereto. A waiver by any party of any of the terms and conditions hereof shall not be construed as a general waiver by such party. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute a single agreement. This Agreement shall in all respects be governed by, and construed in accordance with the laws of Australia and the State or Territory where the Company is located. In the event of a conflict between the provisions of this Agreement and any other agreement or document defining rights and duties of Employee or the Company upon Employee’s termination, the rights and duties set forth in this Agreement shall control.

IN WITNESS WHEREOF, this Employment Agreement has been executed by the parties as of the date first above written.

COMPANY	EMPLOYEE

By:

Print:	Print:

Exhibit A

Bonus Scheme

Fiscal Year 2004 Bonus Scheme

Performance Bonus

On a quarterly basis, if the sales of SnapGear Products reach the base quarterly sales numbers shown below, then the Employee will receive his quarterly bonus amount.

	2003/04				2003/4
	Q1	Q2	Q3	Q4
SnapGear Product Sales	$2,335,016	$2,672,516	$2,458,516	$2,905,016	$10,371,062

Annual Bonus

In addition to the base quarterly bonus, the Employee will be paid an additional bonus payment at the end of financial year (6/30/2004) if the sales of SnapGear Products achieve the overall target results for that fiscal year 2004 (as shown below), thus,if sales of SnapGear Products for 2003-04 exceed $13.43M then the Employee receive a further 100% of their bonus payment.

2003/4
Target SnapGear Product Sales	$13,434,262

EMPLOYMENT AGREEMENT AMENDMENT

This Amendment (“Amendment”) effective as of January 1, 2004, is entered into by and between CyberGuard Corporation (“CyberGuard”), SnapGear Pty Ltd. (“Subsidiary”) and Peter Cronk, an employee (“Employee”).

WHEREAS, the Employee and the Subsidiary are parties to an Employment Agreement dated November 12, 2003 (“Agreement”);

WHEREAS, the Employee, the Subsidiary and CyberGuard wish to for the Employee to become an employee of CyberGuard in the United States of America; and

WHEREAS, the Employee, the Subsidiary and CyberGuard desire to amend the Agreement in connection with the Employee’s appointment to the Senior Vice President of Worldwide Sales position at CyberGuard.

NOW THEREFORE, in consideration of mutual promises contained herein, and intending to be legally bound hereby, the Subsidiary, CyberGuard and the Employee agree to amend the Agreement as follows:

1.	All references in the Agreement to the “Company” shall mean “CyberGuard Corporation”.

2.	Section 2 of the Agreement shall be deleted and the following shall be inserted in its place: “Term. The term (“Term”) of this Agreement shall commence on the Effective Date of the Agreement and shall continue until otherwise terminated in accordance with the terms of this Agreement.”

3.	Section 3 of the Agreement is hereby amended to delete the title “Vice President” and replace it with “Senior Vice President of Worldwide Sales”.

4.	Section 4.a. of the Agreement is hereby amended to provide for base salary of U.S. $150,000 per year.

5.	Section 4.b. of the Agreement is hereby deleted in its entirety and the following shall be inserted in its place: “Bonus. In addition, Employee shall participate in the management bonus program established by CyberGuard with an initial annual targeted bonus equal up to U.S. $150,000 per year (“Management Bonus Program”).”

6.	Section 4.d. of the Agreement is hereby deleted in its entirety and the following shall be inserted in its place: “Vacation. Employee shall be entitled to four weeks’ vacation leave (in addition to holidays) in each calendar year during the Term accrued in accordance with CyberGuard’s policy. Except with respect to vacation time unused as the result of a request by the Company to postpone a vacation, any unused vacation from one calendar year shall not carry-over to any subsequent calendar year.”

7.	Section 4.f. of the Agreement is hereby deleted in its entirety and the following shall be inserted in its place: “Other Benefits. During his employment hereunder, Employee shall be entitled to all such other benefits, if any, that CyberGuard may offer to other executive employees of the Company from time to time.”

8.	In Section 19 of the Agreement, the fourth sentence shall be deleted and the following shall be inserted in its place: “This Agreement shall in all respects be governed by, and construed in accordance with the laws of the United States of America and the laws of the State of Florida, without reference to conflict of laws principles.”

9.	All of the above modifications shall be effective as of January 1, 2004.

10.	Nothing herein shall limit or restrict CyberGuard’s rights to terminate the Employee’s employment in accordance with the Agreement.

11.	This Amendment shall supersede any provisions of the Agreement to the extent that this Amendment conflicts with, modifies, or amends any provision of the Agreement. In all other respects the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date above first written.

CYBERGUARD CORPORATION	EMPLOYEE

By:
Patrick J. Clawson, Chief Executive Officer	Peter Cronk

SNAPGEAR PTY LTD.

By:
Patrick J. Clawson, Chief Executive Officer

EMPLOYMENT AGREEMENT AMENDMENT #2

This Amendment #2 (“Amendment”) effective as of August 20, 2004, is entered into by and between CyberGuard Corporation (“CyberGuard”) and Peter Cronk, an employee (“Employee”).

WHEREAS, the Employee and CyberGuard are parties to an Employment Agreement dated November 12, 2003 (“Agreement”) and amended as of January 1, 2004;

WHEREAS, the Employee and CyberGuard wish to modify the Agreement in connection with the Employee’s appointment to the Sr. VP, SnapGear Sales position at CyberGuard.

NOW THEREFORE, in consideration of mutual promises contained herein, and intending to be legally bound hereby, CyberGuard and the Employee agree to amend the Agreement as follows:

12.	Section 3 of the Agreement is hereby amended to delete the title “Senior Vice President of Worldwide Sales” and replace it with “Senior Vice President, SnapGear Sales”.

13.	Section 4.b. of the Agreement is hereby deleted in its entirety and the following shall be inserted in its place: “Commissions. The Employee shall be eligible to earn commissions on the sales of SG products in the amount of $130,000 at 100% of the FY05 plan, subject to the terms and conditions of a separate sales incentive compensation plan between the Employee and CyberGuard.”

14.	All of the above modifications shall be effective as of August 20, 2004.

15.	Nothing herein shall limit or restrict CyberGuard’s rights to terminate the Employee’s employment in accordance with the Agreement.

16.	This Amendment shall supersede any provisions of the Agreement to the extent that this Amendment conflicts with, modifies, or amends any provision of the Agreement. In all other respects the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date above first written.

CYBERGUARD CORPORATION	EMPLOYEE

By:
Patrick J. Clawson, Chief Executive Officer	Peter Cronk